Exhibit 10.2

                          SecureCare Technologies Inc.
                                 Promissory Note

Austin, Texas                                                    $7,000,000
April 5, 2006


FOR VALUE RECEIVED, SecureCARE Technologies Inc., a Nevada corporation ("SCTI"), with its principal executive location at 3755 Capital of Texas Highway - Suite 160E, Austin, Texas 78704 promises to pay to the order of Euro Financial Fidelity, Inc. ("EFF") (the "Holder") of this Note, the Principal amount of $7,000,000.00 USD (the "Principal Amount"), plus interest at the rate of 6% per annum. This Note shall be paid as follows: (a) a payment of accrued interest only on April 1, 2007; (b) quarterly payments of accrued interest only on each July 1, October 1 January 1, and April 1 thereafter through January 1, 2016; and
(c) a final payment of all accrued interest and the principal balance on this note on the tenth anniversary hereof (the "Maturity Date"). This Note can be pre-paid in whole or in part at any time by SCTI at any time without penalty of any kind.

The Holder of this Note may call the Loan in for payment and this Note shall become immediately due and payable in the event SCTI is in Default under the Loan Agreement relating to this Note.

Upon Default Holder may call the Note in for full payment or demand the Series C Preferred Stock being held as security under the Loan Agreement be converted and the shares issued to EFF or it's affiliate companies to be converted to free trading common stock upon non payment of the loan. The Holder shall give SCTI five (5) days to cure any non payment or other default before demanding the shares be converted to free trading stock.

SCTI further agrees that in the event of Default the Company shall be responsible for all legal fee's and transfer fees as it pertains to the stock being converted to free trading shares to cover all outstanding debt owed by SCTI under this Note.

SCTI will give prompt written notice (with a description in reasonable detail) to the Holder of the Note of the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default under the Loan Agreement.

If SCTI shall file for bankruptcy or have a petition filed against it which is not dismissed within sixty days or if a Default shall have occurred under the Loan Agreement; then SCTI shall be in Default hereunder and the outstanding Principal Amount, all accrued but unpaid interest and all other obligations under this Note shall automatically be and become immediately due and payable, without notice or demand.
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In the Event of a Default, in addition to all of its rights under this Note and the Loan Agreement, Holder may convert the Series C Preferred Stock into free trading Common Stock without board of director approval.(The shares shall automatically convert to free trading to cover any and all outstanding balances).

Each payment by SCTI under this Note shall be made without set-off or deduction and in immediately available funds to the Holder of this Note.

This Note is governed by the laws of the State of Florida and any dispute under this Note shall be subject to the jurisdiction of the appropriate Federal, State and Local courts which sit in and for the county of Palm Beach, Florida.

SecureCARE Technologies, Inc.



By : /s/ ROBERT WOODROW
     ----------------------------------
     Robert Woodrow, President


Sworn to before me this

_5th___ day of April, 2006.



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        NOTARY PUBLIC